Exhibit 99.1

Two Harbors Investment Corp. Announces

Preferred Stock Repurchase Authorization

New York, June 22, 2022 – Two Harbors Investment Corp. (NYSE: TWO), an Agency + MSR mortgage real estate investment trust, today announced that its Board of Directors has authorized the repurchase of up to five million shares of the company’s preferred stock, which includes its 8.125% Series A Cumulative Redeemable Preferred Stock, 7.625% Series B Cumulative Redeemable Preferred Stock and 7.25% Series C Cumulative Redeemable Preferred Stock. The shares are expected to be repurchased from time to time through open market or privately negotiated transactions, including pursuant to trading plans in accordance with Rules 10b5-1 under the Securities Exchange Act of 1934, as amended, or by any combination of such methods. The manner, price, number and timing of share repurchases will be subject to a variety of factors, including market conditions and applicable U.S. Securities and Exchange Commission rules. The authorization does not have an expiration date and repurchases may be commenced or suspended at any time without prior notice.

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s plans, estimates and beliefs and involve risks and uncertainties that could cause actual results to differ materially from expected results. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors undertakes no obligation to update or revision such forward-looking statements.

Two Harbors Investment Corp.

Two Harbors Investment Corp., a Maryland corporation, is an internally managed real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in St. Louis Park, MN. Additional information is available at www.twoharborsinvestment.com.

Additional Information

Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 1601 Utica Avenue South, Suite 900, St. Louis Park, MN, 55416, telephone 612-453-4100.

Contact

Paulina Sims, Senior Director, Investor Relations, Two Harbors Investment Corp., 612-446-5431, Paulina.Sims@twoharborsinvestment.com.